Exhibit 99.2
Hi everyone,
As you heard me share during our livestream a few moments ago, today we're announcing changes to our organization to better position Etsy for the future. As a result, we will be saying goodbye to approximately 220 colleagues across the company, with most of the changes concentrated in Product & Engineering.
This year, we have made real progress orienting Etsy around our most urgent priorities. Teams across the company have sharpened their focus and moved with more discipline against the work that matters most for our customers. That work is beginning to show up in our marketplace performance and financial results, and I'm grateful for everything you've done to help get us here.
You've heard me say that our first priority was to get the business growing again. Our ultimate goal, though, has always been to take Etsy to the next level of growth so we can fully deliver on our mission and our potential. We are now at the point where we need to make that shift - to build the team, culture, and organization that will make that possible.
This announcement is the hardest part of that work. Many of us are saying goodbye to teammates we’ve worked alongside and learned from for years. It’s natural to feel sadness, uncertainty, and confusion – because we’re human.
Our departing colleagues have all played an important part in getting Etsy to where it is today, and have had a meaningful impact on all of us who have had the privilege of working with them. I am personally deeply grateful for everything they have helped build.
I know there’s nothing I can say that will make this easier or feel better. What I can do is explain why we made this decision and how it fits into the broader work ahead.
Why are we making this change?
One of my responsibilities is to make decisions not only for the Etsy we are today, but for the Etsy we want to become. My goal is to build a company that continues to deliver for our buyers and sellers over the long term.
That starts with acknowledging how the world around us is changing and how we need to evolve alongside it. Buyers are discovering products in new ways. Sellers have access to increasingly powerful tools to build their businesses. And the expectations they have of Etsy continue to rise.
Shortly after I returned to Etsy, I shared what I believed we needed to do to meet those expectations and realize Etsy's full potential, based on the feedback I heard during my listening tour. First, we needed to restore the health of our marketplace and return to growth. Second, we needed to build a workplace that empowers people to do their best work. And third, we needed a clearer long-term vision for where Etsy is headed.
Over the past year, we've made meaningful progress on the first of those commitments. But as our business has become healthier, it's become clear that delivering on the other two requires us to keep evolving. We owe you not only a stronger marketplace, but also an organization and a strategy that can sustain that progress for years to come.
Today's announcement is about building the organization we believe Etsy needs for the future. Tomorrow and in the weeks ahead, I'll share more about how we're thinking about investing in our teams and the strategic vision that will guide our next chapter.
Why now?
Some of you may be wondering why we're making these changes now, especially as we're beginning to see progress reflected in our financial results. It's a fair question. The answer is that today's decisions aren't a reflection of this quarter or even this year, but of where Etsy needs to go next.
The progress we've made gives us the chance to act from a position of strength. This means we can shape our future proactively rather than react to it.
We're also getting ready to plan for 2027. We didn’t want to ask teams to build those plans around an organization we already knew needed to change.

How did we make these decisions?
I asked leaders to start by looking at what it would take to build for Etsy's future and to design the teams they believed were best positioned to deliver that work. Once those teams were defined, they considered how each person's skills, experience, and performance aligned with the needs of those roles.
We know these decisions have a real human impact. We made them only after thoughtful consideration because we believe they are necessary to build the organization Etsy needs for its next chapter.
What this is not
First, our goal wasn’t to cut costs. Cost savings are a consequence of these changes, but they are not the objective. We didn't start this work with a cost reduction target or a goal of making Etsy smaller. You'll continue to see us invest in the business and the team and hire in areas that are important to our long-term strategy.
Second, these decisions weren't driven by AI. Ultimately, our future depends on the creativity, judgment, and expertise of our people. The opportunity is to combine talented people with powerful new technology and not replace one with the other.
At the same time, AI is changing how all of us work, and it will continue to change how we build products and solve problems. As the tools available to us evolve, the skills we need, the ways we work together, and the capabilities we build across Etsy must evolve as well. Our goal is to bring together the right team and the right technology to deliver for our community for the long term.
How are you supporting those leaving Etsy?
Our responsibility to our departing colleagues doesn't end today. We want to support them with care as they consider the next step in their careers. They’ll receive at least 16 weeks of severance pay, with additional pay based on tenure, continued healthcare support for up to 12 months or a cash stipend in non-US markets, a cash payment in recognition of their 2026 incentive compensation and near-term equity vesting, payment for accrued and unused PTO, and immigration support.
What’s next?
Over the next two days, teams will come together with their leaders to answer as many questions as we can and give you time and space to process together.
In the days and weeks ahead, I'll share more about how we're building for the future - from how we structure our teams and invest in our people to the long-term vision guiding our next chapter.
In the meantime, I ask that you take care of one another. Check in on your teammates. Give people space to process in their own way. The way we show up for each other in these moments really matters.
Thank you for everything you've done to help Etsy reach this point, and for the dedication you bring to our community every day.
Kruti
Note: For clarity and brevity, details about internal meeting logistics, processes, and individual employment statuses included in the original email have been redacted from the text above.
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